Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 28, 2013

Investor Contact:	Press Contact:

Steve Kunszabo	Ashley Eames
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7476
steve.kunszabo@iridium.com	ashley.eames@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2012 RESULTS;

COMPANY ISSUES 2013 OUTLOOK AND UPDATES

LONG-RANGE GUIDANCE

MCLEAN, Va. – February 28, 2013 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2012 and issued its outlook for the full-year 2013. Net income was $16.7 million, or $0.19 per diluted share, for the fourth quarter of 2012, as compared to $8.4 million, or $0.11 per diluted share, for the fourth quarter of 2011. Net income increased 99 percent year-over-year, benefiting from a $5.8 million reduction in depreciation expense due to an extension of the estimated useful life of the Company’s current satellite constellation. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $52.3 million, as compared to $44.3 million for the prior-year period, representing year-over-year growth of 18 percent and an OEBITDA margin(1) of 57 percent. OEBITDA benefited from growth in commercial service revenue and lower operating costs.

Iridium reported fourth-quarter total revenue of $92.3 million, which consisted of $66.8 million of service revenue and $25.5 million of equipment, engineering and support revenue. Total revenue declined 3 percent versus the comparable period of 2011, while service revenue was unchanged from the year-ago period. Total revenue declined largely due to a $2.4 million reduction in engineering and support revenue, which is an episodic, low-margin revenue stream related to government engineering projects. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 72 percent of total revenue for the fourth quarter of 2012 as compared to 70 percent in the year-ago period.

The Company ended the quarter with 611,000 total billable subscribers, which compares to 523,000 for the year-ago period and is up from 595,000 for the quarter ended September 30, 2012. Total billable subscribers grew 17 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“Our satellite network is healthy and continues to serve our customers well,” said Matt Desch, CEO, Iridium. “The Iridium NEXT build is on budget and slightly ahead of schedule. Our partners continue to innovate around the industry’s most robust product portfolio, meeting the needs of customers across a diverse spectrum of business lines. Highly profitable service revenue grew to represent 71% of total revenue in 2012, while our operating cash flow margin expanded from 50% to 54%, which is well on the way to our 2015 objective of 60%. While our annual service revenue growth of 4% fell short of our full-year target, the long-term growth potential of our business remains intact.”

Desch continued, “We believe 2013 will be a year of accelerating growth, with a few key focus areas driving the incremental improvement. First, we continue to expect a successful contract renewal with the Department of Defense during the year. We enjoy a strategic relationship with this important customer, and are recognized as a key partner in their communications infrastructure. Second, a well-timed service fee increase in the voice business will contribute meaningfully to our commercial service revenue. Finally, through a combination of ongoing innovation for our current services and new product launches, we’ll continue to benefit from healthy, organic growth in many of our key markets. All in all, we’re hitting our key milestones to ensure Iridium’s long-term success.”

Full-Year 2012 Iridium Business Highlights

For the full year, Iridium reported net income of $64.6 million, or $0.83 per diluted share, as compared to net income of $41.0 million, or $0.56 per diluted share, for 2011. The Company reported 2012 total revenue of $383.5 million, which was unchanged from the year-ago period. Total revenue included $273.5 million of service revenue and $110.0 million of equipment, engineering and support revenue. OEBITDA for 2012 was $205.8 million, as compared to $190.4 million for the prior-year, representing year-over-year growth of 8 percent and an OEBITDA margin of 54 percent. Capital expenditures were $441.7 million for the full-year 2012.

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 56 percent of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $51.6 million, a 2 percent increase from last year’s comparable period, primarily supported by a gain in M2M data customers.

•

Commercial voice and data subscribers increased 8 percent from the year-ago period to 332,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $41 during the fourth quarter, an 11 percent year-over-year decrease. Voice and data ARPU declined primarily due to lower voice and circuit switched data customer usage. Commercial M2M data subscribers grew 36 percent from the year-ago period to 228,000 customers. Commercial M2M data ARPU was $16 during the fourth quarter, versus $18 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 560,000 billable subscribers, which compares to 475,000 for the prior-year quarter and is up from 546,000 for the quarter ended September 30, 2012. M2M data subscribers represented 41 percent of billable commercial subscribers, an increase from 35 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company has a strategic relationship with its U.S. Government customer supported by differentiated and robust product offerings.

•

Government service revenue was $15.2 million, a 5 percent decrease from the prior-year period, driven by a 9 percent decline in traditional voice subscribers, partially offset by 18 percent and 36 percent growth, respectively, in Netted Iridium® and M2M data customers.

•

Government voice and data ARPU was $137 during the fourth quarter, a 1 percent year-over-year decrease. Voice and data ARPU declined due to a higher mix of lower-priced Netted Iridium subscribers. Government M2M data ARPU was $18 during the fourth quarter, down from $19 in last year’s comparable period.

•

Iridium’s government business ended the quarter with 51,000 billable subscribers, which compares to 48,000 for the prior-year quarter and is up from 49,000 for the quarter ended September 30, 2012. Government voice and data subscribers decreased 3 percent year-over-year due to reduced government spending and deployed troop levels. M2M data subscribers increased 36 percent year-over-year and represented 29 percent of billable government subscribers, an increase from 23 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $22.0 million during the fourth quarter, a 2 percent year-over-year decrease. Revenue decreased primarily due to lower overall unit sales.

Engineering & Support

•

Engineering and support revenue was $3.5 million during the fourth quarter, down 41 percent from the prior-year period, primarily resulting from a decline in scope of work for ongoing government projects.

Capital expenditures were $220.3 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the fourth quarter with a cash and cash equivalents balance of $254.4 million and gross debt of $751.8 million. The Company’s cash balance reflected the $96.5 million in net proceeds received from the convertible preferred offering in October. Net debt was $443.1 million.

2013 Outlook

The Company issued its full-year 2013 outlook for total billable subscriber growth, total service revenue growth and OEBITDA. The Company expects:

•	Total billable subscriber growth between 15 percent and 20 percent for the full-year 2013

•	Total service revenue growth between 8 percent and 10 percent for the full-year 2013

•	Full-year 2013 OEBITDA to be between $215 million and $225 million. OEBITDA for 2012 was $205.8 million.

2013 Outlook (February 2013)
Total Billable Subscriber Growth	15% to 20%
Total Service Revenue Growth	8% to 10%
Operational EBITDA (OEBITDA)	$215 million to $225 million

Long-Range Outlook

The Company affirmed its long-range outlook for OEBITDA margin, cash taxes and rate of deleveraging and updated its projections for average service revenue growth and net leverage. The Company now expects:

•	Average service revenue growth between 9 percent and 11 percent per year between 2013 and 2015

•	OEBITDA margin of approximately 60 percent in 2015

•	Negligible cash taxes from 2013 to approximately 2020

•	Net leverage of approximately 5x at year-end 2015

•	Decrease net leverage by an average of 0.5 to 1.0 multiple of OEBITDA per year beginning in 2016

	Prior Long-Range Outlook (August 2012)	Revised Long-Range Outlook (February 2013)
Average Service Revenue Growth	8% to 12% per year between 2013 and 2015	9% to 11% per year between 2013 and 2015
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2015	Affirmed
Cash Taxes	Negligible cash taxes from 2013 to approximately 2020	Affirmed

Net Leverage	Approximately 4x-5x at year-end 2015	Approximately 5x at year-end 2015

Rate of Deleveraging	0.5 to 1.0 multiple of OEBITDA per year beginning in 2016	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company discloses Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), stock-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), stock-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)
GAAP net income	$16,711	$8,417	$64,631	$41,035

Interest expense	23	31	114	42
Interest income	(507)	(405)	(1,186)	(1,242)

Income taxes	11,524	4,722	30,387	24,546
Depreciation and amortization	18,054	23,866	81,110	97,646
Iridium NEXT expenses, net	4,930	6,155	23,868	22,284
Share-based compensation	1,712	1,572	7,332	5,895
Non-cash purchase accounting	(189)	(93)	(502)	163

Operational EBITDA	$52,258	$44,265	$205,754	$190,369

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, February 28, 2013. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, February 28, 2013 through Thursday, March 7, 2013 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 72798303, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ever-expanding ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total billable subscriber growth, total service revenue growth and OEBITDA for full year 2013; longer-term projections for average service revenue growth, OEBITDA margin, cash taxes, net leverage and rate of deleveraging; the development of and timing for launch of Iridium NEXT; the development of Iridium’s product portfolio; anticipated equipment revenue; and expectations for contract renewal with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and transition to Iridium NEXT, including expanded capacity and features, and the development of and market for hosted payloads, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K to be filed with the Securities and Exchange Commission (“the SEC”) for the year ended December 31, 2012, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

# # #

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,		Non-Cash Purchase Accounting for the Three Months Ended December 31, (1)
	2012	2011	2012	2011
Revenue:
Service revenue
Commercial	$51,553	$50,590	$(61)	$(166)
Government	15,202	16,045	—	—

Total service revenue	66,755	66,635	(61)	(166)
Subscriber equipment	22,041	22,477	—	—
Engineering and support service	3,488	5,865	—	—

Total revenue	92,284	94,977	(61)	(166)

Operating expenses:
Cost of subscriber equipment sales	12,457	15,212	—	—
Cost of services (exclusive of depreciation and amortization)	12,946	16,714	(259)	(259)
Research and development	2,784	7,916	—	—
Selling, general and administrative	15,019	15,510	9	—
Depreciation and amortization	18,054	23,866	12,375	19,508

Total operating expenses	61,260	79,218	12,125	19,249

Operating profit (loss)	31,024	15,759	(12,186)	(19,415)

Other (expense) income:
Interest income, net	484	374	—	—
Undrawn credit facility fees	(2,383)	(2,959)	—	—
Other (expense) income, net	(890)	(35)	—	—

Total other (expense) income	(2,789)	(2,620)	—	—

Earnings (loss) before income taxes	28,235	13,139	(12,186)	(19,415)
Income tax provision	(11,524)	(4,722)	3,897	7,484

Net income (loss)	$16,711	$8,417	$(8,289)	$(11,931)

Operational EBITDA	$52,258	$44,265	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,		Non-Cash Purchase Accounting for the Year Ended December 31, (1)
	2012	2011	2012	2011

Revenue:
Service revenue
Commercial	$211,741	$197,954	$(415)	$(1,200)
Government	61,750	64,368	—	—

Total service revenue	273,491	262,322	(415)	(1,200)
Subscriber equipment	93,866	94,709	—	—
Engineering and support service	16,163	27,276	—	—

Total revenue	383,520	384,307	(415)	(1,200)

Operating expenses:
Cost of subscriber equipment sales	53,285	54,113	—	—
Cost of services (exclusive of depreciation and amortization)	60,937	71,181	(1,037)	(1,037)
Research and development	15,525	18,684	—	—
Selling, general and administrative	67,589	65,682	120	—
Depreciation and amortization	81,110	97,646	66,566	80,741

Total operating expenses	278,446	307,306	65,649	79,704

Operating profit (loss)	105,074	77,001	(66,064)	(80,904)

Other (expense) income:
Interest income, net	1,072	1,200	—	—
Undrawn credit facility fees	(10,232)	(12,524)	—	—
Other (expense) income, net	(896)	(96)	—	—

Total other (expense) income	(10,056)	(11,420)	—	—

Earnings (loss) before income taxes	95,018	65,581	(66,064)	(80,904)
Income tax provision	(30,387)	(24,546)	21,127	31,188

Net income (loss)	$64,631	$41,035	$(44,937)	$(49,716)

Operational EBITDA	$205,754	$190,369	$—	$—

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, which we expect will continue into future periods. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administration expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$41,124	$41,927	-2%	$170,983	$167,482	2%
M2M data(2)	10,429	8,663	20%	40,758	30,472	34%

Total commercial voice and M2M data service	51,553	50,590	2%	211,741	197,954	7%

Government(3)
Voice and M2M data service
Voice and data	14,420	15,420	-6%	$58,862	61,999	-5%
M2M data	782	625	25%	2,888	2,369	22%

Total government voice and M2M data service	15,202	16,045	-5%	61,750	64,368	-4%

Total service revenue	66,755	66,635	0%	273,491	262,322	4%

Subscriber equipment	22,041	22,477	-2%	93,866	94,709	-1%

Engineering and support(4)
Government	3,058	5,371	-32%	14,963	25,924	-42%
Commercial	430	494	-130%	1,200	1,352	-11%

Total engineering and support	3,488	5,865	-41%	16,163	27,276	-41%

Total Revenue	$92,284	$94,977	-3%	$383,520	$384,307	0%

Operational EBITDA
Operational EBITDA	$52,258	$44,265	18%	$205,754	$190,369	8%

Other
Capital expenditures (5)	$220,311	$119,060		$441,654	$359,404

Net debt (6)	$443,136	$253,765

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

	As of December 31,
	2012	2011	% Change
	(In thousands, except ARPU)
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	332	307	8%
M2M data	228	168	36%

Total commercial voice and M2M data service	560	475	18%
Government
Voice and M2M data service
Voice and data	36	37	-3%
M2M data	15	11	36%

Total government voice and M2M data service	51	48	6%

Total billable subscribers	611	523	17%

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(1)	2	-150%	25	35	-29%
M2M data	15	14	7%	60	56	7%

Total commercial voice and M2M data service	14	16	-13%	85	91	-7%
Government
Voice and M2M data service
Voice and data	1	(1)	-200%	(1)	1	-200%
M2M data	1	—	NM	4	4	0%

Total government voice and M2M data service	2	(1)	-300%	3	5	-40%

Total billable subscribers	16	15	7%	88	96	-8%

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011		2012	2011
ARPU(2)
Commercial
Voice and data	$41	$46	-11%	$45	$48	-6%
M2M data	$16	$18	-11%	$17	$18	-6%
Government
Voice and data	$137	$138	-1%	$135	$141	-4%
M2M data	$18	$19	-5%	$18	$21	-14%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period.

NM - not meaningful